                                                                    EXHIBIT 99.1

PRESS RELEASE


          First Federal Bancshares, Inc. Announces 1st Quarter Earnings
          -------------------------------------------------------------
                            Friday May 12, 4:50 pm ET

COLCHESTER, IL--(MARKET WIRE)--May 12, 2006 -- First Federal Bancshares, Inc. (NasdaqNM:FFBI -News), the holding company for First Federal Bank, announced net income of $145,000, or $.13 per basic share, for the quarter ended March 31, 2006 compared to $285,000, or $.24 per basic share, for the quarter ended March 31, 2005. Diluted earnings per share were $.12 per share and $.23 per share for both periods, respectively. The decrease in net income was a result of a decrease in net interest income and increases in the provision for loan losses and noninterest expense, partially offset by an increase in noninterest income and a decrease in the provision for income taxes.

Net interest income for the quarter ended March 31, 2006 totaled $1.8 million compared to $1.9 million for the prior year quarter. The decrease in net interest income was primarily a result of decreases in the net interest spread and the net interest margin from 2.35% and 2.49%, respectively, for the quarter ended March 31, 2005, to 1.91% and 2.12%, respectively, for the quarter ended March 31, 2006. The increase in the yield on interest-bearing liabilities exceeded the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment and flat yield curve. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 106.11% to 107.09% for the three-month periods ended March 31, 2005 and 2006, respectively.

The provision for loan losses was $51,000 for the quarter ended March 31, 2006 compared to zero for the same period in 2005. The increase was due to additional allocations resulting from the increased loan portfolio balances during the current period and from consumer loan charge-offs totaling $83,000 that occurred during the 2006 quarter. Management considered the allowance for loan losses to be adequate during both periods.

Noninterest income increased to $281,000 for the quarter ended March 31, 2006 compared to $228,000 for the same period in 2005. Other fee income increased $38,000 primarily due to a $24,000 increase in document preparation income and a $10,000 increase in referral fees from mortgage companies. In addition, there were increases of $16,000 in net gains on the sale of securities and $8,000 in recovery of impairment loss related to certificates of deposit purchased through a broker that has been charged with securities fraud by the Securities and Exchange Commission ("SEC"). The increases were partially offset by a decrease of $14,000 in other income.

Noninterest expense was $1.8 million for the quarter ended March 31, 2006 compared to $1.7 million for the same prior year period. Compensation and benefits expense increased $55,000 due to increased retirement fund costs and stock option expense, partially offset by a decrease in ESOP expense. Data processing expense increased $35,000 compared to the same quarter in 2005 due to the expiration of discounts resulting from a change in data processors. In addition, increases in occupancy and equipment, federal insurance premiums and professional fees were partially offset by decreases in advertising and other noninterest expense.

Total assets were $349.9 million at March 31, 2006 compared to $339.3 million at December 31, 2005. During the three months ended March 31, 2006, cash and cash equivalents increased $8.9 million to $21.7 million and loans receivable increased $3.6 million to $182.1 million primarily as a result of participation loans purchased totaling $5.1 million offset by loans sold totaling $1.1 million. Securities available-for-sale decreased $2.0 million to $135.0 million primarily as a result of principal paydowns on mortgage-backed securities.

Total liabilities increased to $328.8 million at March 31, 2006, from $318.0 million at December 31, 2005. The increase in total liabilities primarily reflects an increase in customer deposits of $8.2 million and an increase in Federal Home Loan Bank advances of $1.5 million.

Shareholders' equity decreased to $21.1 million at March 31, 2006 from $21.3 million at December 31, 2005, a decrease of $200,000. The decrease in equity primarily reflects a decrease in the fair value of securities available-for-sale, net of tax of $417,000 partially offset by net income of $145,000. Other items affecting equity include the ESOP and stock awards earned, dividends paid, and stock option expense.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, changes in accounting principles generally accepted in the United States of America, and policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION

                                               March 31,       December 31,
                                                 2006             2005
                                              ----------       ----------
                                                 (Dollars in thousands)
Selected Financial Condition Data
Total assets                                  $  349,915       $  339,302
Cash and cash equivalents                         21,698           12,798
Loans receivable, net                            182,126          178,551
Securities available-for-sale, at fair value     135,011          137,023
Deposits                                         299,460          291,228
Federal Home Loan Bank advances                   19,667           18,188
Subordinated debentures                            7,217            7,217
Shareholders' equity                              21,097           21,315


                                             Three months     Three months
                                                 ended            ended
                                               March 31,        March 31,
                                                 2006             2005
                                              ----------       ----------
                                                (Dollars in thousands,
                                                 except per share data)
Selected Operations Data
Total interest income                         $    4,297       $    3,680
Total interest expense                             2,509            1,751
                                              ----------       ----------
Net interest income                                1,788            1,929
Provision for loan losses                             51                -
                                              ----------       ----------
Net interest income after provision for loan
 losses                                            1,737            1,929
Noninterest income                                   281              228
Noninterest expense                                1,801            1,708
                                              ----------       ----------
Income before taxes                                  217              449
Income tax provision                                  72              164
                                              ----------       ----------
Net income                                    $      145       $      285
                                              ==========       ==========

Earnings per share
   Basic                                      $     0.13             0.24
   Diluted                                          0.12             0.23

                                               Three months     Three months
                                                   ended            ended
                                                 March 31,        March 31,
                                                   2006             2005
                                               ------------     ------------
Selected Financial Ratios (1)
Return on average assets                             .17%             .36%
Return on average equity                            2.72             4.75
Average equity to average assets                    6.20             7.59
Interest rate spread during the period              1.91             2.35
Net interest margin                                 2.12             2.49
Operating (noninterest) expenses to average
  assets                                            2.10             2.16
Efficiency ratio (2)                               87.87            79.31


                                                  As of            As of
                                                March 31,       December 31,
                                                  2006             2005
                                               ------------     ------------
Non-performing assets to total assets                .28%             .40%

Book value per share (3)                      $    18.16       $    18.42

Number of shares outstanding                   1,161,534        1,157,049

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
(3) Represents total equity divided by actual number of shares outstanding, which is exclusive of treasury stock and unearned ESOP shares.


CONTACT:
     Contact:
     James J. Stebor
     President and CEO
     Phone: (309) 776-3225